Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Board Authorizes

$100 Million Share Buyback

LIVONIA, Mich., June 17, 2016 – The Board of Directors of Tower International, Inc. [NYSE: TOWR], a leading global manufacturer of engineered automotive structural metal components and assemblies, today authorized management to repurchase up to $100 million of the Company’s issued and outstanding common stock from time to time in the open market. The time period for the buyback is open-ended.

“In view of the Company’s previously disclosed strong earnings and cash-flow outlook, in combination with a decline in our stock price to a point significantly below our view of intrinsic value, we believe stock repurchase represents a prudent and appropriate way to opportunistically deploy capital in a highly accretive and low-risk manner,” said President and CEO Mark Malcolm. “Using present projections, the Company expects to generate more than enough cash through 2017 from operational free cash flow and the planned sales in Brazil and China to fund the repurchase authorization. The open-ended timing provides prudent flexibility to respond to changing business conditions or outlook, and to consider potential profitable growth opportunities.”

Tower plans to release second quarter results and update its outlook in late July. The Company presently anticipates that revenue may be slightly lower than prior guidance for the second quarter and full year. Earnings are presently expected to exceed second quarter guidance based on favorable calendarization and other factors; full year earnings and cash flow are presently expected to be consistent with prior guidance.

Forward-Looking Statements and Risk Factors

This press release contains statements which constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s projected revenue, earnings, and cash flow and statements regarding the Company’s future business outlook and funding of the repurchase program. The forward-looking statements can be identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” “target,” and other similar expressions. Forward-looking statements are made as of the date of this press release and are based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. The following important factors, as well as risk factors described in our reports filed with the SEC, could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements:

•	global automobile production volumes;

•	the financial condition of our customers and suppliers;
•	our ability to make scheduled payments of principal or interest on our indebtedness and comply with the covenants and restrictions contained in the instruments governing our indebtedness;
•	our ability to refinance our indebtedness;
•	risks associated with our non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions;
•	any increase in the expense and funding requirements of our pension and other postretirement benefits;
•	our customers’ ability to obtain equity and debt financing for their businesses;
•	our dependence on our largest customers;
•	pricing pressure from our customers;
•	work stoppages or other labor issues affecting us or our customers or suppliers;
•	our ability to integrate acquired businesses;
•	risks associated with business divestitures; and
•	costs or liabilities relating to environmental and safety regulations.

We do not assume any obligation to update or revise the forward-looking statements contained in this press release.

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerinternational.com